Exhibit 99.1

Flagstone Re Reports Diluted Book Value per Share of $14.08 for end of First Quarter 2008

HAMILTON, Bermuda--(BUSINESS WIRE) – May 5th, 2008 - Flagstone Reinsurance Holdings Limited (NYSE: FSR) announced first quarter 2008 basic book value per share of $14.53 and diluted book value per share of $14.08, up 2.8% and 1.8% for the quarter (inclusive of dividends), respectively.  Net income available to common shareholders for the quarter ended March 31, 2008 was $32.9 million, or $0.38 per diluted share, compared to $35.6 million, or $0.50 per diluted share, for the quarter ended March 31, 2007.

Operating highlights for the first quarter included the following:

-- Operating income1 increased by 84.9% to $57.5 million;

-- Gross premiums written increased by 17.0% to $242.2 million;

-- Net premiums earned increased by 33.6% to $135.3 million;

-- Combined ratio improved to 66.9% from 74.3%;

-- Investment returns of 0.32%.

Chairman Mark Byrne noted: “Organizationally, we had a productive start to the year, with the announcements of:  (1) on March 6, 2008, our intention to subscribe for  a controlling stake in Imperial Re in South Africa; and (2) on April 28, 2008, the intended acquisition of a minority stake in Alliance Re from current shareholders.  Both these strategic initiatives dovetail with our strategy of adding further diversification to our global portfolio and gaining local access and talent in growing and attractive markets.

Q1 2008 was not pleasing from an investment returns perspective, but the first quarter of 2008 was one of the most difficult investing periods in recent memory. Flagstone’s investment portfolio performance, while modest for the quarter, continued to show relatively low volatility with the total return for the quarter being 0.32% with the positive results on the cash and treasuries portfolio being offset by the poor performance of the global equity markets. Our equity portfolio rebounded in April regaining approximately 50% of the losses suffered in the first quarter of 2008. We continue to believe that our investment strategy to create a portfolio of diversified investment risks adds balance to a reinsurer’s risk portfolio, resulting in higher and more stable returns over time, and enhanced financial strength.

We regard the increase in diluted book value per share, measured over intervals of three years, as the best single measure of our performance for shareholders. Since the founding of the Company, the annualized growth is 17.6%, inclusive of dividends, which is above our 17% target.  Since our reinsurance book is exposed to catastrophes, our results will not be smooth from quarter to quarter, and we do not issue earnings guidance. However, as our diversifying business lines continue to become more significant to our overall book, our earnings variability should decrease.”

CEO David Brown said: “Underwriting results for the first quarter of 2008 were very strong.  We maintained our momentum from 2007 and we were able to grow our business in a careful manner over the quarter, by continuing to provide world class value added service to our clients.  Through a disciplined process of non-renewing risks with inadequate pricing (16% across our portfolio) and redeployment of capacity to more attractive programs, we were able to maintain anticipated underwriting profitability at levels consistent with our long-term return on equity goal. We marginally increased our production on a year-over-year basis despite increased competition, declining prices in most major markets and most lines of business, and increased retention of premiums by cedents. Our franchise and position in the global reinsurance market, and a solid balance sheet, positions us to continue to generate shareholder value over the long-term.

To varying degrees, underwriting discipline is prevailing within the market. Pricing is generally in line with our expectations, although we have been impacted by some significant increases in our U.S. clients’ retentions, which has reduced the amount of premiums they are ceding. In addition, there was some modest weakening of rates in Europe.

The first quarter of 2008 was quite active in terms of natural catastrophes and risk losses impacting the industry, which were geographically diverse. These events included Windstorm Emma in Europe; tornado and freeze losses in the United States; and property and energy per-risk events across the globe. However, despite this increase in frequency, it has still been relatively quiet for Flagstone, as most of the catastrophe exposures were contained within our clients’ retentions.”

1Operating income is defined as net income adjusted for net realized and unrealized gains (losses) – investments and net realized and unrealized gains (losses) – other.

Summary of unaudited consolidated financial data for the periods is as follows:

	Three Months Ended
	March 31, 2008	March 31, 2007
	(Expressed in thousands of U.S. dollars, except for share data and ratios)
Gross premiums written	$242,246	$207,013
Net premiums written	$226,232	$198,768
Net premiums earned	$135,257	$101,226
Net investment income	$18,696	$13,631
Loss and loss adjustment expenses	$39,767	$47,748
Net income	$32,860	$35,610
Total shareholders' equity	$1,241,562	$1,061,236
Combined ratio (1)	66.9%	74.3%
Basic earnings per share	$0.38	$0.50
Diluted earnings per share (2)	$0.38	$0.50
Basic book value per share	$14.53	$12.55
Diluted book value per share	$14.08	$12.31
Growth in basic book value per share (3)	2.8%	3.9%
Growth in fully diluted book value per share (3)	1.8%	3.1%

(1)	Combined ratio is the sum of the loss and expense ratios, which are defined as follows:
a.	Loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.
b.	Expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned.
(2)	Diluted earnings per share for the quarter ended March 31, 2008 does not contain the effect of:
a.	the warrant conversion as this would be anti- dilutive for GAAP purposes.
b.
the PSU conversion until the end of the performance period, when the number of shares issuable under the PSU Plan will be known. There were 2,308,658 PSU’s outstanding under the PSU plan as at March 31, 2008.

(3)	Growth in basic book value per share and diluted book value per share represent the increase in book value in the period plus dividends paid.

Basic and diluted book value per share are non-GAAP financial measures. A reconciliation of these measures to shareholders’ equity is presented at the end of this release.

Results of Operations

To better align the Company’s operating and reporting structure with its current strategy, as a result of the strategic significance of Island Heritage to the Flagstone Group being in the insurance business, and given the relative size of revenues generated by its insurance business, the Company revised its segment structure, effective January 1, 2008.  The Company determined that the allocation of resources and the assessment of performance were now reviewed separately for both segments.  The Company is currently organized into two business segments: Reinsurance and Insurance. Our Reinsurance segment provides reinsurance in the property catastrophe, property and short tail specialty lines. Our Insurance segment provides insurance through our majority owned subsidiary, Island Heritage.

Underwriting results

Reinsurance segment

Our reinsurance segment reported an increase in gross premiums written of $16.1 million, or 7.8%, driven by a strong property catastrophe renewal, growth in specialty lines, and the addition of new clients partially offset by the non renewal of certain treaties that did not meet the Company’s profitability objectives, downward revisions to premium estimates, and the impact of increased retentions by our cedents.

The gross premiums written in the first quarter of 2008 include $164.6 million for property catastrophe, $18.9 million for other property and $39.6 million for specialty, compared to $158.4 million, $24.6 million and $24.1 million, respectively, for the same quarter in 2007.

Net premiums earned were $128.1 million for the first quarter of 2008 compared to $101.2 million for the same quarter of 2007, an increase of 26.6% from the prior quarter due to the higher levels of premium writings.

Our reinsurance segment reported a combined ratio of 66.2% for the first quarter of 2008 compared to 74.3% for the first quarter of 2007. The decrease is primarily due to the inclusion in the first quarter of 2007, of $29.3 million of losses from Windstorm Kyrill while the current quarter’s catastrophe activity was relatively light.

Our acquisition cost ratio was 16.3% for the first quarter of 2008 compared to 12.6% for the first quarter of 2007.  The increase is primarily due to the lower loss activity giving rise to increased profit commissions which impact the acquisition cost ratio.

General and administrative expenses were $24.1 million for the quarter ended March 31, 2008, representing a general and administrative expense ratio of 18.8%, compared to $14.7 million, or 14.5% general and administrative expense ratio for the first quarter of 2007. The increase in the expense ratio is primarily attributable to the increase in staff related costs due to the continued growth in our global platform.

Insurance segment

As the Company began consolidating Island Heritage in July 2007, there are no comparative statements for the period ended March 31, 2007.

The net underwriting income for the quarter ended March 31, 2008 amounted to $2.3 million with gross written premiums of $19.1 million and ceded premiums of $10.7 million.

Investment results

For the quarter ended March 31, 2008, the total return was $6.3 million, compared to $18.1 million for the quarter ended March 31, 2007.  The total return on our investment portfolio comprises investment income and realized and unrealized gains and losses on investments. This represents a 0.32% return on invested assets for the period.

Net investment income

Net investment income for the first quarter of 2008 was $18.7 million, compared to $13.6 million for the same quarter in 2007, an increase of 37.2%.

Net investment income increased principally due to an increase in interest and dividend income due to the growth in our cash and fixed maturities portfolio and the increase in amortization income on our Treasury Inflation Protection Securities (“TIPS”) due to the increase in the inflation index during the period.

Net realized and unrealized gains and losses – investments

Effective January 1, 2007 we adopted SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement  No. 115” (“SFAS 159”) with respect to our investment portfolio. The impact is that all subsequent changes in the fair value of our investment portfolio have been recorded as net realized and unrealized gains and losses - investments in our statement of operations.

Realized and unrealized gains and losses on our investment portfolio amounted to a $12.4 million loss for the first quarter of 2008 compared to a $4.5 million gain for the same quarter in 2007. These amounts comprise net realized and unrealized gains and losses on our fixed maturities and equities portfolios, and on our investment portfolio of derivatives which includes global equity, global bond, commodity and real estate futures, to be announced (“TBA”) securities, interest rate swaps and total return swaps.  The decrease during the first quarter of 2008 is primarily due to the net realized and unrealized losses on the equities and equity derivatives held in the investment portfolio arising from the poor performance of the global equity markets during the period, partially offset by our net realized and unrealized gains on the fixed income investment portfolio and commodity positions.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its non-investment currency and interest rate exposures with derivative instruments such as foreign currency swaps, forward contracts and interest rate swaps.  Net realized and unrealized gains and losses - other amounted to a $12.2 million loss for the first quarter of 2008 compared to a $6,000 gain for the first quarter of 2007.

The primary components of the $12.2 million loss for the first quarter of 2008 are as follows:

(a)	Operational hedge which comprises foreign currency forwards on our reinsurance balances amounted to $1.0 million loss.

(b)	Balance sheet hedge which includes:

(i)	foreign currency forwards on our Swiss subsidiary’s net assets (undesignated hedge) incurred a $4.6 million loss for the quarter; and

(ii)
the foreign currency swaps and the interest rate swaps on our subordinated debt amounted to $1.8 million gain and $9.2 million loss, respectively, for the quarter. The interest rate swaps convert the subordinated debt from floating rate to fixed rates and the significant interest rate decrease during the quarter adversely impacted the value of the interest rate swaps.  The swaps do not qualify for hedge accounting however the Company expects this quarterly loss movement to be approximately offset by lower borrowing costs over the life of the derivative.

The Company incurred $29.9 million of foreign exchange losses on foreign currency forwards during the three months ended March 31, 2008 that are treated as designated hedges on our Swiss operations and are recorded directly to currency translation adjustment.

Interest expense

Interest expense for the first quarter of 2008 was $5.3 million, compared to $3.3 million for the same quarter in 2007.  The primary cause for the increase is that additional debt offerings of $100.0 million and $25.0 million occurred in June and September 2007, respectively, which accordingly increased our interest expense in the first quarter of 2008.

Shareholders’ equity

At March 31, 2008, shareholders' equity was $1.2 billion and diluted book value per share was $14.08.

Regulation G

This earnings release includes diluted book value per share. This is a non-GAAP financial measure and it has been reconciled to its most comparable GAAP financial measure. The Company believes this measure to be useful alongside comparable GAAP measures in evaluating the Company’s financial performance. A reconciliation of this measure to shareholders’ equity is presented at the end of this release.

Additional information

The Company will host a conference call on Tuesday, May 6th, 2008 at 9.30 a.m. (EDT) to discuss this release. Live broadcast of the conference call will be available through the Investor Section of the Company’s website at www.flagstonere.bm.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Re and Flagstone Réassurance Suisse have received “A-” financial strength ratings from both A.M. Best and Fitch Ratings, and “A3” ratings from Moody's Investors Service.  Island Heritage has received an “A-” financial strength rating from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”. Additional financial information and other items of interest are available at the Company’s website located at http://www.flagstonere.bm.

Please refer to the March 31, 2008 Financial Supplement, which will be posted on the Company’s website at www.flagstonere.bm for more detailed financial information.

Consolidated Statements of Operations and Comprehensive Income (unaudited) – For the three month periods ended March 31, 2008 and March 31, 2007 (expressed in thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended
	March 31, 2008	March 31, 2007
REVENUES
Gross premiums written	$242,246	$207,013
Premiums ceded	(16,014)	(8,245)
Net premiums written	226,232	198,768
Change in net unearned premiums	(90,975)	(97,542)
Net premiums earned	135,257	101,226
Net investment income	18,696	13,631
Net realized and unrealized (losses) gains - investments	(12,412)	4,508
Net realized and unrealized (losses) gains - other	(12,237)	6
Other income	1,724	673
Total revenues	131,028	120,044

EXPENSES
Loss and loss adjustment expenses	39,767	47,748
Acquisition costs	24,165	12,718
General and administrative expenses	26,549	14,669
Interest expense	5,340	3,264
Net foreign exchange gains	(6,699)	(1,282)
Total expenses	89,122	77,117

Income before income taxes, minority interest and interest in earnings of equity investments	41,906	42,927
Provision for income tax	(865)	(45)
Minority interest	(8,181)	(7,733)
Interest in earnings of equity investments	-	461
NET INCOME	$32,860	$35,610

Change in currency translation adjustment	(1,420)	(276)
COMPREHENSIVE INCOME	$31,440	$35,334

Weighted average common shares outstanding—Basic	85,469,270	71,746,162
Weighted average common shares outstanding—Diluted	85,690,742	71,839,562
Net income per common share outstanding—Basic	$0.38	$0.50
Net income per common share outstanding—Diluted	$0.38	$0.50
Dividends declared per common share	$0.04	$-

Segment Reporting (unaudited) – For the three month periods ended March 31, 2008 and March 31, 2007 (expressed in thousands of U.S. dollars, except percentages)

	Three Months Ended March 31, 2008
	Reinsurance	Insurance	Total
Underwriting Revenues
Gross written premiums	$223,141	$19,105	$242,246
Premiums ceded	(5,320)	(10,694)	(16,014)
Net written premiums	217,821	8,411	226,232
Change in net unearned premiums	(89,700)	(1,275)	(90,975)
Net premiums earned	128,121	7,136	135,257
Other insurance related income	212	829	1,041
Total underwriting revenues	128,333	7,965	136,298
Underwriting Expenses
Loss and loss adjustment expenses	39,802	(35)	39,767
Acquisition costs	20,910	3,255	24,165
General and administrative expenses	24,133	2,416	26,549
Total underwriting expenses	84,845	5,636	90,481
Underwriting income	$43,488	$2,329	$45,817
Total assets	$2,153,579	$88,306	$2,241,885
Net reserves for loss and loss adjustment expenses	$197,874	$2,728	$200,602
Ratios
Loss ratio	31.1%	-0.5%	29.4%
Expense ratio	35.1%	79.5%	37.5%
Combined ratio	66.2%	79.0%	66.9%

	Three Months Ended March 31, 2007
	Reinsurance	Insurance	Total
Underwriting Revenues
Gross written premiums	$207,013	$-	$207,013
Premiums ceded	(8,245)	-	(8,245)
Net written premiums	198,768	-	198,768
Change in net unearned premiums	(97,542)	-	(97,542)
Net premiums earned	101,226	-	101,226
Other insurance related income	225	-	225
Total underwriting revenues	101,451	-	101,451
Underwriting Expenses
Loss and loss adjustment expenses	47,748	-	47,748
Acquisition costs	12,718	-	12,718
General and administrative expenses	14,669	-	14,669
Total underwriting expenses	75,135	-	75,135
Underwriting income	$26,316	$-	$26,316
Total assets	$1,649,190	$-	$1,649,190
Net reserves for loss and loss adjustment expenses	$66,540	$-	$66,540
Ratios
Loss ratio	47.2%	0.0%	47.2%
Expense ratio	27.1%	0.0%	27.1%
Combined ratio	74.3%	0.0%	74.3%

Consolidated Balance Sheets as at March 31, 2008 and December 31, 2007 (expressed in thousands of U.S. dollars)

	As at	As at
	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2008 - $701,279; 2007 - $1,099,149)	$709,393	$1,109,105
Short term investments, at fair value (Amortized cost: 2008 - $71,098; 2007 - $23,660)	70,956	23,616
Equity investments, at fair value (Cost: 2008 - $93,734; 2007 - $73,603)	86,854	74,357
Other investments	322,907	293,166
Total Investments	1,190,110	1,500,244
Cash and cash equivalents	710,663	362,680
Insurance and reinsurance premium balances receivable	205,683	136,555
Unearned premiums ceded	18,348	14,608
Accrued interest receivable	6,225	9,915
Receivable for investments sold	5,660	-
Deferred acquisition costs	37,290	30,607
Funds withheld	10,361	6,666
Goodwill	10,781	10,781
Other assets	46,764	31,717
Total Assets	$2,241,885	$2,103,773

LIABILITIES
Loss and loss adjustment expense reserves	$200,602	$180,978
Unearned premiums	276,823	175,607
Insurance and reinsurance balances payable	13,207	12,088
Payable for investments purchased	23,843	41,750
Long term debt	266,375	264,889
Other liabilities	33,375	33,198
Total Liabilities	814,225	708,510

Minority Interest	186,098	184,778

SHAREHOLDERS' EQUITY
Common voting shares, 150,000,000 authorized, $0.01 par value, issued and outstanding (2008 - 85,316,924; 2007 - 85,309,107)	853	853
Additional paid-in capital	909,026	905,316
Accumulated other comprehensive income	5,457	7,426
Retained earnings	326,226	296,890
Total Shareholders' Equity	1,241,562	1,210,485

Total Liabilities, Minority Interest and Shareholders' Equity	$2,241,885	$2,103,773

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission including  our Annual Report on Form 10-K for the year ended December 31, 2007 .  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per share”, which are non-GAAP financial measures. We have included the diluted book value per share measure because it takes into account the effect of dilutive securities and therefore, we believe that this is a better measure of calculating shareholder returns than basic book value per share.

Basic book value per share is defined as total shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.  Diluted book value per share is defined as total shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the Warrant, PSUs and RSUs. When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per share. The Warrant was anti-dilutive and was excluded from the calculation of diluted book value per share as at March 31, 2008 and December 31, 2007.

Investors should decide for themselves whether they prefer this non-GAAP measure to standard GAAP measures of financial performance.

Book Value per Share (unaudited)

	As at	As at
	March 31, 2008	December 31, 2007
	($ in thousands, except share and per share data)

Shareholders' Equity	$1,241,562	$1,210,485
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant - ($14 strike price) (2)	-	-
Diluted Shareholders' Equity	$1,241,562	$1,210,485

Common shares outstanding - end of period	85,316,924	85,309,107
Vested RSUs	152,958	105,060
Total Common shares outstanding - end of period	85,469,882	85,414,167

Potential shares to be issued:
PSUs outstanding	2,308,658	1,658,700
RSUs outstanding	379,600	221,550
Conversion of warrant - ($14 strike price) (2)	-	-
Common Shares Outstanding - Diluted	88,158,140	87,294,417

Basic book value per share	$14.53	$14.17

Diluted book value per share	$14.08	$13.87

(1) No proceeds due when exercised
(2) Below strike price - not dilutive